Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated April 14, 2017, relating to the consolidated financial statements of Nuverra Environmental Solutions, Inc., appearing in the Form 10-K of Nuverra Environmental Solutions, Inc. for the year ended December 31, 2016 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding Nuverra Environmental Solutions, Inc.’s going concern uncertainty), which is incorporated by reference in this Registration Statement on Form S-1 of Nuverra Environmental Solutions, Inc.

/s/ Hein & Associates LLP

Denver, Colorado

October 25, 2018